UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One)   __ Form 10-KSB   Form 20-F  Form 11-K  _X_  Form 10-Q  Form N-SAR

                  For Period Ended:  September 30, 1999
                  [   ] Transition Report on Form 10-K
                  [   ] Transition Report on Form 20-F
                  [   ] Transition Report on Form 11-K
                  [   ] Transition Report on Form 10-Q
                  [   ] Transition Report on Form N-SAR
                  For Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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 Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates.


PART I - REGISTRANT INFORMATION


BANYAN CORPORATION
Full Name of Registrant


Former Name if Applicable

4740 Forge Rd., Bldg. 112
Address of Principal Executive Office (Street and Number)

Colorado Springs, Colorado  80907
City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed (Check box if appropriate)

          (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,
          11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day
_X_       following the prescribed due date; or the subject quarterly report of transition report on Form
          10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c)  the accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets If Needed)

     Due to time constraints on the Company's accountants, the Company has not yet recieved the financial statements it requires to complete the Form 10QSB. The Company believes that it will have the statements and that it will be able to give the Company its statements early next week.



PART IV - OTHER INFORMATION

(1)       Name and telephone number of person to contact in regard to this notification
          Cameron Yost                                                    (719)                     531-5535
          (Name)                                                         (Area Code)             (Telephone Number)

(2)      Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of
         the Investment Company Act of 1940 during the preceeding 12 months (or for such shorter period that the registrant was
         required to file such reports) been filed? If answer is no, identify report(s).                  _X_Yes     No

(3)      Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?
         Yes     _X_No

         if so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannat be made.




                           Banyan Corporation
                       (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


         Date     November 12, 1999            By:      /s/ Cameron Yost